Exhibit 99.1

Consent of Director Nominee

Digicel Group Limited is filing a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its Class A common shares, par value $0.01 per share. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Digicel Group Limited in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Michael S. Willner

Name: Michael S. Willner

Date:   September 22, 2015